UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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ATMEL CORPORATION

(Name of Registrant as Specified In Its Charter)

GEORGE PERLEGOS

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The following press release was issued on May 2, 2007.

Investor Contacts:	Media Contacts:
MacKenzie Partners, Inc.	Sard Verbinnen & Co
Dan Burch/Larry Dennedy	Hugh Burns/Lesley Bogdanow: 212-687-8080
1-800-322-2885	Paul Kranhold/Andrew Cole: 415-618-8750

INDEPENDENT NOMINEES TO ATMEL BOARD ISSUE STATEMENT REITERATING
NEED TO MAXIMIZE SHAREHOLDER VALUE AT ATMEL

Nominees Express Concern Over Direction Of Current Management

San Jose, Calif., May 2, 2007 – The Independent Nominees to the Board of Directors of Atmel Corporation (Nasdaq: ATML) (the “Nominees”) today issued the following statement regarding the first quarter 2007 selected financial results reported yesterday by Atmel:

“For Atmel to achieve valuation improvement, it is essential to fundamentally change the company’s income statement and business composition. If Atmel is structured as a pure-play microcontroller enterprise and exits low margin businesses, the margins can increase to 50% or more. It is simply impossible to achieve this if the company does not exit these businesses, which if retained as proposed by the Laub/Sugishita team, will continue to drag down the company’s blended margin and shareholder value.

“In order to deliver superior value to shareholders, we believe it is necessary to exit the automotive business and spin off or sell the Smart Card business. Simply selling the German fab without exiting these two business lines will not allow the laser-sharp focus on the microcontroller business necessary to increase margins to 50% or more. Furthermore, we believe we can garner in the range of $400-500 million if we sell a good, but lower margin, automotive business as a unit together with its fab.”

Bernd Braune, one of the Nominees, stated, “It’s important that we move quickly as we believe we have an 18-month window, at most, to capitalize on Atmel’s technology advantage and create a leader in the microcontroller space. We believe expedient execution of our plan would enable Atmel to trade at a much higher multiple. This multiple would be reflective of its high performance product profile and profitability, similar to other pure-play microcontroller companies such as Microchip – which trades at approximately 7x revenue.”

Braune continued, “We intend to fully exploit Atmel’s proprietary AVR architecture, a unique technology that – in combination with Atmel’s non-volatile memory technology (EEPROM) – enables the company to develop products that address rapidly evolving microcontroller applications in markets such as video, security, and communication. The ability to integrate the company’s proprietary AVR microcontroller architecture with blocks of non volatile memory and high performance analog is a significant competitive advantage that will be lost if not pursued aggressively and quickly.”

Brian Bean, another Nominee, added, “As directors, we are committed to working with speed and care to transform Atmel into a leading pure-play microcontroller company with vastly improved margins and a strong leadership team. Our plan includes hiring a new, highly qualified CEO who has the experience necessary to reposition Atmel and strengthen its competitive edge. We strongly believe our plan will create significantly more value to shareholders than the company’s current flawed attempt at a restructuring, which is really merely a series of cost-cutting measures. In short, Atmel shareholders deserve more – the Laub/Sugushita approach only touches on the periphery of the problem. We believe their approach will render the company incapable of achieving the 50% plus margins that our plan would deliver and that are characteristic of high performance semiconductor companies. As a result, under the Laub/Sugishita approach, the company will continue to trade at a lower multiple, which does not reflect the true value of the microcontroller business.”

Atmel shareholders are strongly advised to read all the materials posted at www.improveatmel.com, which include a presentation and other important information about the Nominees and their plan to create value for shareholders. These materials are also available at www.sec.gov.

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This press release contains forward looking statements which are included solely for the purpose of illustrating how the nominees plan to increase shareholder value so that you can cast an informed vote at the May 18, 2007 Special Meeting of Shareholders. As you know, predictions of future results are inherently uncertain and future results may differ materially from those set forth in these forward looking statements. While these forward looking statements were prepared based on the best information available to George Perlegos and the nominees, they were not prepared with the benefit of access to the company’s books and records and the accuracy and completeness of financial and other information obtained from publicly available sources and used in preparing these forward looking statements has not been independently verified. As a result, there can be no assurance that the estimates and assumptions underlying these forward looking statements conform to the current state of affairs at the company, that the nominees, if elected and having the benefit of access to the company’s books and records, will not determine that the best interests of shareholders require that modifications be made to the implementation of their plan to increase shareholder value or that the results or performance of the company as a result of the implementation of the nominees’ plan to increase shareholder value, whether or not modified, will not differ materially from the forward looking statements contained in this press release.

This press release constitutes proxy solicitation material and is intended solely to inform shareholders so that they may cast an informed vote at the Special Meeting of Shareholders. Except as provided by the federal securities laws, this press release may not be relied upon or used for any other purpose, including for purposes of making an investment decision with respect to the company’s securities.

Shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies filed by George Perlegos for use at the May 18, 2007 Special Meeting of Shareholders because they contain important information. The definitive proxy statement and a form of proxy have been mailed to shareholders of the company and, along with other relevant documents, are available at no charge at the Securities and Exchange Commission’s website at http://www.sec.gov or by contacting Mackenzie Partners, Inc. by telephone at (800) 322-2885 or by e-mail at proxy@mackenziepartners.com. Information relating to George Perlegos and the nominees, who are the participants in the proxy solicitation, is contained or referred to in the definitive proxy statement.